Exhibit (a)(1)(N)
ATMEL CORPORATION
November 26, 2007
PRINT CONFIRMATION OF YOUR DECISION TO DECLINE THE OFFER OR TO WITHDRAW FROM THE
OFFER
     You have either elected to decline participation in the Offer or to withdraw your eligible options from participation in the Offer. If you wish to reconsider your election to decline or withdraw, please submit a properly completed and signed Election/Withdrawal Form prior to the expiration date which will be 9:00 p.m., Pacific Time, December 21, 2007, unless we extend the Offer.
     We want to make sure that you understand that declining or withdrawing from the Offer means:
1.	You agree that you will pay all additional Federal and State tax penalties with respect to the non-tendered options;

2.	You decline repricing the non-tendered options; and

3.	(IF APPLICABLE) You decline to delay the exercisability of your option until a “permissible payment event.”
     Please note that you may change your decision to decline or withdrawal from the Offer by submitting a properly completed and signed Election/Withdrawal Form prior to the expiration date which will be 9:00 p.m., Pacific Time, December 21, 2007, unless we extend the Offer.
     PRINT THIS PAGE: By clicking the PRINT A CONFIRMATION button below and save a copy. This Print Confirmation Statement will serve as the Election Confirmation Statement in the event our system does not register your election or provide you with an e-mailed “Acknowledgment of Receipt of Withdrawal” after your submission. If you do not receive a confirmation email within two business days after your submission, please forward a copy of your printed Election Confirmation Statement via email to Carol.Pleva@atmel.com.
[PRINT A CONFIRMATION]